Exhibit 99.1

PRESS RELEASE

Contact:

Derek Cole

Vice President, Investor Relations

720.540.5367

dcole@allos.com

Allos Therapeutics Completes Patient Enrollment in Pivotal Phase 2 PROPEL Trial of

PDX in Patients with Peripheral T-cell Lymphoma

Westminster, CO, April 22, 2008 – Allos Therapeutics, Inc. (NASDAQ: ALTH) today announced that it has completed patient enrollment in PROPEL, the Company’s pivotal Phase 2 trial of PDX (pralatrexate) in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).

“The completion of enrollment in our pivotal PROPEL trial, a quarter ahead of schedule, is an important milestone for PDX and Allos,” said Pablo J. Cagnoni, M.D., Chief Medical Officer of Allos. “We gratefully acknowledge the investigators and patients for participating in the study and for their important role in helping to evaluate the safety and efficacy of PDX for the treatment of relapsed or refractory peripheral T-cell lymphoma, a disease for which there are currently no approved treatments.  We believe that PDX has the potential to offer a new treatment option for patients with this challenging disease and look forward to reporting top line results of the trial later this year.”

PROPEL (Pralatrexate in Patients with Relapsed Or Refractory PEripheral T-cell Lymphoma) is a pivotal Phase 2, international, multi-center, open-label, single-arm study that enrolled patients with relapsed or refractory PTCL who progressed after at least one prior treatment.  Patients receive 30 mg/m2 of PDX once every week for six weeks followed by one week of rest per cycle of treatment.  The treatment regimen also includes vitamin B12 and folic acid supplementation.  The primary endpoint of the study is objective response rate (complete and partial response).  Secondary endpoints include duration of response, progression-free survival and overall survival.

The PROPEL trial was initiated in August 2006.   In accordance with the PROPEL trial protocol, the Company conducted three pre-planned interim analyses of safety data and one pre-planned interim analysis of response data. In January, September and December 2007, the Company announced that an independent data monitoring committee (DMC) completed interim analyses of safety data from the first 10, 35 and 65 evaluable patients who completed at least one cycle of treatment with PDX, respectively, and recommended that the trial continue per the protocol at each analysis. No major safety concerns were identified by the DMC. In September 2007, the Company announced that the results of the interim analysis of patient response data exceeded the pre-specified threshold for continuation of the trial, which required a minimum of four responses (complete or partial) out of the first 35 evaluable patients, as determined by independent oncology review.

The PROPEL trial is being conducted under an agreement reached with the United States Food and Drug Administration (FDA) under its Special Protocol Assessment (SPA) process. The SPA process allows for FDA evaluation of a clinical trial protocol intended to form the primary basis of an efficacy claim in support of a new drug application (NDA), and provides an agreement that the study design, including trial size, clinical endpoints and/or data analyses are acceptable to the FDA.

The FDA granted orphan drug designation and fast track designation to PDX for the treatment of patients with T-cell lymphoma in July 2006 and September 2006, respectively. In April 2007, the Commission of the European Communities, with a favorable opinion of the Committee for Orphan Medicinal Products of the European Medicines Agency, or EMEA, granted orphan medicinal product designation to PDX for the treatment of patients with PTCL.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma in the United States. There are currently no pharmaceutical agents approved for use in the treatment of either first-line or relapsed or refractory PTCL. PTCL patients are often treated with multi-agent chemotherapy regimens. However, a significant number of these patients relapse or become refractory after treatment with first-line therapy.  A study that included patients with aggressive PTCL found that the average five-year survival for those patients was approximately 25%.

About PDX (pralatrexate)

PDX is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable safety and efficacy profile relative to methotrexate and other related DHFR inhibitors.  The Company believes PDX has the potential to be delivered as a single agent or in combination therapy regimens.

About Allos Therapeutics, Inc.

Allos Therapeutics is a biopharmaceutical company focused on developing and commercializing innovative small molecule drugs for the treatment of cancer. The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 (PROPEL) trial in patients with relapsed or refractory peripheral T-cell lymphoma. The PROPEL trial is being conducted under an agreement reached with the U.S. Food and Drug Administration under its special protocol assessment, or SPA, process. The Company is also investigating PDX in patients with non-small cell lung cancer and a range of lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent currently under evaluation in a Phase 1 trial in patients with advanced solid tumors or non-Hodgkin’s Lymphoma (NHL). For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the potential for PDX to offer a new treatment option for patients with relapsed or refractory PTCL; the Company’s projected timeline for reporting top line results of the PROPEL trial; the potential safety and efficacy profile of PDX relative to methotrexate and other related DHFR inhibitors; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, among others: that the Company may experience delays in the completion of the PROPEL trial, whether caused by adverse events, regulatory issues or other factors; that the PROPEL trial may not demonstrate that PDX is both safe and effective for the treatment of patients with relapsed or refractory PTCL; that the results of the PROPEL trial may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack the financial resources and access to capital to fund future clinical trials for PDX or any of its other product candidates.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo is a trademark of Allos Therapeutics, Inc.

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